                                                                  EXHIBIT (a)(1)

                           OFFER TO PURCHASE FOR CASH
                 All of the Outstanding Shares of Common Stock
                                       of
                                   BOLLE INC.
                                       at
                              $5.25 Net Per Share
                                       by
                            SHADE ACQUISITION, INC.
                          a wholly owned subsidiary of
                     Worldwide Sports and Recreation, Inc.


  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
             TIME, ON JANUARY 4, 2000 UNLESS THE OFFER IS EXTENDED.


   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "SHARES"), OF BOLLE INC. (THE "COMPANY") WHICH, TOGETHER WITH ANY SHARES OWNED BY WORLDWIDE SPORTS AND RECREATION, INC. ("PURCHASER"), SHADE ACQUISITION, INC. ("ACQUISITION SUB") OR ANY OF THEIR AFFILIATES, CONSTITUTES MORE THAN 90% OF THE AGGREGATE OUTSTANDING SHARES (INCLUDING ANY SHARES OUTSTANDING AS OF THE CONSUMMATION OF THE OFFER THAT HAVE BEEN ISSUED UPON THE EXERCISE OF OPTIONS TO PURCHASE, AND THE CONVERSION OR EXCHANGE OF ALL SECURITIES CONVERTIBLE OR EXCHANGEABLE INTO, SHARES) (THE "MINIMUM CONDITION"), (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED, AND (3) PURCHASER HAVING OBTAINED SUFFICIENT FINANCING, ON TERMS AND CONDITIONS SATISFACTORY TO PURCHASER, TO ENABLE CONSUMMATION OF THE OFFER AND THE MERGER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN SECTION 14.

   THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT ALL HOLDERS OF SHARES ACCEPT THE OFFER AND IMMEDIATELY TENDER THEIR SHARES PURSUANT TO THE OFFER. IN CONNECTION WITH THE MERGER AGREEMENT, PURCHASER ENTERED INTO TENDER AND VOTING AGREEMENTS WITH CERTAIN STOCKHOLDERS OF THE COMPANY WHO COLLECTIVELY OWN APPROXIMATELY 12.6% OF THE OUTSTANDING SHARES, PURSUANT TO WHICH SUCH STOCKHOLDERS AGREED, AMONG OTHER THINGS, TO TENDER THEIR SHARES IN THE OFFER AT THE OFFER PRICE (AS DEFINED BELOW) AND TO VOTE SUCH SHARES IN THE MANNER SPECIFIED IN THE TENDER AGREEMENTS.

                                ---------------

                                   IMPORTANT

   Any stockholder desiring to tender all or any portion of such stockholder's shares of Common Stock, par value $0.01 per share, of the Company (the "Shares"), should either (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with such stockholder's certificate(s) for the tendered Shares and any other required documents to the Depositary (as defined herein), (2) follow the procedure for book-entry tender of Shares set forth in Section 3, or (3) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

   A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

   Questions and requests for assistance may be directed to the Information Agent (as defined herein) at its addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                                ---------------

            The date of this Offer to Purchase is December 2, 1999.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 INTRODUCTION.............................................................   1

     1. TERMS OF THE OFFER...............................................    2

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES....................    3

     3. PROCEDURE FOR TENDERING SHARES...................................    4

     4. RIGHTS OF WITHDRAWAL.............................................    6

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER.............    7

     6. PRICE RANGE OF SHARES; DIVIDENDS.................................    7

     7. EFFECT OF THE OFFER ON MARKET FOR THE SHARES, STOCK EXCHANGE
        LISTING, AND EXCHANGE ACT REGISTRATION...........................    8

     8. CERTAIN INFORMATION CONCERNING THE COMPANY.......................    9

     9. CERTAIN INFORMATION CONCERNING ACQUISITION SUB AND PURCHASER.....   11

    10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY...............   13

    11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY......................   14

    12. THE MERGER AGREEMENT.............................................   15

    13. SOURCE AND AMOUNT OF FUNDS.......................................   21

    14. CERTAIN CONDITIONS OF THE OFFER..................................   22

    15. DIVIDENDS AND DISTRIBUTIONS......................................   24

    16. CERTAIN LEGAL MATTERS............................................   24

    17. FEES AND EXPENSES................................................   26

    18. MISCELLANEOUS....................................................   26

 Schedule A Information Concerning the Directors and Executive Officers
            Purchaser and Acquisition Sub..................................  A-1

TO THE HOLDERS OF SHARES OF
BOLLE INC.;

                                  INTRODUCTION

   Shade Acquisition, Inc., a newly formed Delaware corporation ("Acquisition Sub") which is a wholly owned subsidiary of Worldwide Sports and Recreation, Inc., a Delaware corporation ("Purchaser"), hereby offers to purchase all of the outstanding shares (the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock"), of Bolle Inc., a Delaware corporation (the "Company"), at $5.25 per Share, net to the seller in cash, (such price, or any such higher price per Share as may be paid in the Offer (as defined below), being referred to herein as the "Offer Price"), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which collectively, together with any amendments or supplements hereto or thereto, constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of First Chicago Trust Company of New York (the "Depositary") and Morrow & Co., Inc. (the "Information Agent").

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES OWNED BY PURCHASER, ACQUISITION SUB OR ANY OF THEIR AFFILIATES, CONSTITUTES MORE THAN 90% OF THE AGGREGATE OUTSTANDING SHARES (INCLUDING ANY SHARES OUTSTANDING AS OF THE CONSUMMATION OF THE OFFER THAT HAVE BEEN ISSUED UPON THE EXERCISE OF OPTIONS TO PURCHASE, AND THE CONVERSION OR EXCHANGE OF ALL SECURITIES CONVERTIBLE OR EXCHANGEABLE INTO, SHARES), (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT") APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED, AND (3) PURCHASER HAVING OBTAINED SUFFICIENT FINANCING, ON TERMS AND CONDITIONS SATISFACTORY TO PURCHASER, TO ENABLE CONSUMMATION OF THE OFFER AND THE MERGER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN SECTION 14.

   THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT ALL HOLDERS OF SHARES ACCEPT THE OFFER AND IMMEDIATELY TENDER THEIR SHARES PURSUANT TO THE OFFER. IN CONNECTION WITH THE MERGER AGREEMENT, PURCHASER ENTERED INTO TENDER AND VOTING AGREEMENTS WITH CERTAIN STOCKHOLDERS OF THE COMPANY WHO COLLECTIVELY OWN APPROXIMATELY 12.6% OF THE OUTSTANDING SHARES, PURSUANT TO WHICH SUCH STOCKHOLDERS AGREED, AMONG OTHER THINGS, TO TENDER THEIR SHARES IN THE OFFER AT THE OFFER PRICE AND TO VOTE SUCH SHARES IN THE MANNER SPECIFIED IN THE TENDER AGREEMENTS.

   The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 24, 1999 (the "Merger Agreement"), by and among the Purchaser, Acquisition Sub and the Company, pursuant to which, after the completion of the Offer, Acquisition Sub will be merged with and into the Company (the "Merger") and each issued and outstanding Share (other than Shares owned by Purchaser, Acquisition Sub or any of their affiliates (collectively, the "Purchaser Companies"), Shares owned by the Company or its subsidiaries and Shares that are held by stockholders ("Dissenting Stockholders") exercising appraisal rights pursuant to Section 262 of the Delaware General Corporation Law (the "DGCL")) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, the Offer Price. The Merger Agreement is more fully described in Section 12, and is set forth in full as an annex to the Company's Solicitation/Recommendation Statement on Schedule 14D-9. As a result of the Merger, the Company (sometimes referred to herein as the "Surviving Corporation") will become a wholly owned subsidiary of Purchaser.

   According to the Company, as of December 1, 1999, there were (i) 7,091,774 Shares outstanding, (ii) 64,120 shares of Company Series A Stock (as defined in the Merger Agreement) were outstanding, (iii) 9,625 Shares of Company Series B Stock (as defined in the Merger Agreement) were outstanding, (iv) warrants to purchase 663,618 Shares were outstanding and (v) no shares of capital stock were held in the Company's treasury. There are no other outstanding shares of capital stock or voting securities of the Company and no outstanding commitments to issue any shares of capital stock or voting securities of the Company after the date of the Merger Agreement other than pursuant to the exercise of options outstanding as of such date under the Company's stock option and incentive plans.

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.

   On the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 14 (the "Offer Conditions") and together with, if the Offer is extended or amended, the terms and conditions of such extension or amendment) Acquisition Sub will accept for payment, and pay for, any and all Shares validly tendered on or prior to the Expiration Date (as herein defined) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on January 4, 2000, unless and until Acquisition Sub shall, in its sole discretion, have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Acquisition Sub, shall expire.

   Subject to the terms of the Merger Agreement and applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), Acquisition Sub expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See
Section 4. Subject to the applicable rules and regulations of the SEC, Acquisition Sub also expressly reserves the right, in its sole discretion at any time or from time to time, (i) to delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares, or to terminate or amend the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment, or paid for, on the occurrence of any of the conditions specified in Section 14 and
(ii) to waive any condition and to set forth or change any other term and condition of the Offer, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof; provided that Acquisition Sub shall not amend or waive or otherwise modify the Minimum Condition so as to reduce the minimum number of Shares that Acquisition Sub will accept in the Offer to an amount constituting less than fifty-one percent (51%) of the aggregate outstanding Shares (assuming the exercise of all options to purchase, and the conversion or exchange of all securities convertible or exchangeable into, Shares outstanding as of the consummation of the Offer), decrease the Offer Price, accept for payment or pay for any Shares pursuant to the Offer prior to January 4, 2000, extend the Offer beyond the Cut-Off Date (as defined below) or amend any other condition of the Offer in any manner adverse to the holders of Shares without the prior written consent of the Company. Acquisition Sub confirms that its reservation of the right to delay payment for

Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

   Acquisition Sub confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Acquisition Sub will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

   If, prior to the Expiration Date, Acquisition Sub, if previously consented to by the Company in writing, shall decrease the percentage of Shares being sought or the consideration offered to holders of Shares, such decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

   The Company has provided Acquisition Sub with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by Acquisition Sub to record holders of Shares and will be furnished by Acquisition Sub to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

   On the terms and subject to the terms and conditions set forth in the Offer (including the Offer Conditions and together with, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Acquisition Sub will accept for payment, and will pay for, Shares validly tendered and not withdrawn as promptly as practicable after the later of (i) the expiration or termination of the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer, and any material consent, approval, permit or authorization of any Governmental Entity (as defined in the Merger Agreement) having been obtained on terms satisfactory to the Purchaser in its reasonable discretion and (ii) the Expiration Date, if at the time of the later of the occurrence of (i) and (ii) above, the Minimum Condition has been satisfied or waived; provided that Acquisition Sub expressly reserves the right to extend the Offer from time to time notwithstanding prior satisfaction of the Offer Conditions and, subject to applicable rules of the SEC, expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See Section 14. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Depository Institution")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

   For purposes of the Offer, Acquisition Sub will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when Acquisition Sub gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purpose of receiving payments from Acquisition Sub and transmitting such payments to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

   If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Depository Institution pursuant to the procedures set forth in
Section 3, such Shares will be credited to an account maintained with the Depository Institution), as soon as practicable following expiration or termination of the Offer.

   Acquisition Sub reserves the right to transfer or assign in whole or in part from time to time to one or more direct or indirect subsidiaries of Purchaser the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Acquisition Sub of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES.

   Valid Tender. To tender Shares pursuant to the Offer, either (a) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered, and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, (b) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary, including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), prior to the Expiration Date, or (c) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by the Depository Institution to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that the Depository Institution has received an express acknowledgment from the participant in the Depository Institution tendering the Shares which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Acquisition Sub may enforce such agreement against the participant.

   Book-Entry Delivery. The Depositary will establish accounts with respect to the Shares at the Depository Institution for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Depository Institution's systems may make a book-entry transfer of Shares by causing the Depository Institution to transfer such Shares into the Depositary's account in accordance with the Depository Institution's procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary by the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Depository Institution as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE DEPOSITORY INSTITUTION'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

   THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE DEPOSITORY INSTITUTION, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

   Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in any of the Depository Institution's systems whose name appears on a security position listing as the owner of the Shares) of Shares and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal, or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

   Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:

     (i) such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Acquisition Sub, is received by the Depositary (as provided below) prior to the Expiration Date; and

     (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

   The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

   Other Requirements. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE FOR THE SHARES BE PAID BY ACQUISITION SUB, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

   Tender Constitutes an Agreement. The valid tender of Shares will constitute a binding agreement between the tendering stockholder and Acquisition Sub on the terms and subject to the conditions of the Offer.

   Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of Acquisition Sub as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Acquisition Sub and with respect to any and all cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Acquisition Sub deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Acquisition Sub's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of the Company, by written consent in lieu of any such meeting or otherwise. Acquisition Sub reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Acquisition Sub's payment for such Shares, Acquisition Sub must be able to exercise full voting rights with respect to such Shares.

   Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Acquisition Sub in its sole discretion, which determination will be final and binding. Acquisition Sub reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Acquisition Sub's counsel, be unlawful. Acquisition Sub also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Acquisition Sub, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Acquisition Sub's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

   Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Acquisition Sub and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

4. RIGHTS OF WITHDRAWAL.

   Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Acquisition Sub pursuant to the Offer, may also be withdrawn at any time after January 31, 2000. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Depository Institution to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the name of the registered holder and the serial numbers shown on such certificates must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Acquisition Sub, in its sole discretion, which determination shall be final and binding. None of the Purchaser, Acquisition Sub, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

   If Acquisition Sub extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Acquisition Sub's rights under this Offer, the Depositary may, nevertheless, on behalf of Acquisition Sub, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER.

   Sales of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For Federal income tax purposes, a stockholder whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder and generally will be long-term capital gain or loss for stock held for more than one year.

   THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO STOCKHOLDERS IN SPECIAL SITUATIONS SUCH AS STOCKHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND STOCKHOLDERS WHO ARE NOT UNITED STATES PERSONS. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

6. PRICE RANGE OF SHARES; DIVIDENDS.

   During the third quarter of 1999, the Company's Board of Directors approved a plan to have the Shares listed on the American Stock Exchange (the "AmEx"). Prior to that time, the Shares were traded on the Nasdaq Stock Market's National Market System under the symbol BEYE. The Shares began trading on the

AmEx on September 10, 1999 under the symbol BLE. The following table sets forth, based upon public sources, for the calendar quarters indicated, the high and low bid quotations for the Shares on the AmEx (no cash dividends were paid during such quarters):

                                                                  BID QUOTES
                                                                    SHARES
                                                                ---------------
                                                                 HIGH     LOW
                                                                ------- -------
   CALENDAR YEAR
   1998:
     First Quarter (beginning March 12)........................ $8.2500 $6.3750
     Second Quarter............................................ $7.0625 $4.8750
     Third Quarter............................................. $5.3750 $3.6875
     Fourth Quarter............................................ $4.1250 $1.7500
   1999:
     First Quarter............................................. $3.7500 $1.8750
     Second Quarter............................................ $3.0625 $2.1250
     Third Quarter............................................. $3.0625 $2.1875
     Fourth Quarter (through December 1)....................... $5.0000 $2.7500

   On November 12, 1999, the last full trading day prior to the public announcement of the signing of a non-binding letter of intent regarding a possible business combination, the quoted closing bid price on the AmEx was $3.3125 per Share. On November 24, 1999, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the quoted closing bid price on the AmEx was $4.6250 per Share. On December 1, 1999, the last full trading day prior to commencement of the Offer, the quoted closing bid price on the AmEx was $4.875 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

7. EFFECT OF THE OFFER ON MARKET FOR THE SHARES, STOCK EXCHANGE LISTING, AND EXCHANGE ACT REGISTRATION.

   Market for Shares. The purchase of Shares by Acquisition Sub pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

   Stock Quotation. The Shares are quoted on the AmEx. According to published guidelines of the AmEx, the Shares would no longer be quoted on the AmEx if, among other things, the number of publicly held Shares (excluding Shares held directly or indirectly by officers, directors and any person who is a beneficial owner of more than 10% of the Shares) were less than 500,000, the aggregate market value of publicly held Shares were less than $3,000,000 (subject to maintenance of certain operating income levels) or there were fewer than 400 holders of the Shares in round lots (subject to minimum average daily volume trading requirements). According to information furnished to Purchaser by the Company, as of the close of business on December 1, 1999, there were approximately 760 holders of record of shares of Common Stock not including beneficial holders of Common Stock held in street name, and there were 7,091,774 Shares outstanding.

   If the Shares were to cease to be quoted on the AmEx, the market for the Shares could therefore be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or other sources. The extent of the public market for the shares of Common Stock and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the shares of Common Stock remaining at such time, the interest in maintaining a market in the shares of Common Stock on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

   Margin Regulations. The shares of Common Stock are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such shares of Common Stock.

Depending upon factors similar to those described above regarding listing and market quotations, the shares of Common Stock might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the shares of Common Stock would be ineligible as collateral for margin loans made by brokers.

   Exchange Act Registration. The shares of Common Stock are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the SEC if the outstanding shares of Common Stock are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares of Common Stock. Termination of registration of the shares of Common Stock under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to the shares of Common Stock. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the shares of Common Stock under the Exchange Act were terminated, the shares of Common Stock would no longer be eligible for quotation on the AmEx or for continued inclusion on the Federal Reserve Board's list of "margin securities." Acquisition Sub intends to seek to cause the Company to apply for termination of registration of the shares of Common Stock as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

   The Company is a Delaware corporation with its principal executive offices located at Suite B-302, 555 Theodore Fremd Avenue, Rye, New York 10580; telephone number (914) 967-9475. The Company has described its business in publicly available information in the manner set forth in the next paragraph below.

   The Company designs, manufactures and markets premium sunglasses and sport shields, goggles and safety and tactical eyewear under the Bolle(R) brand name. Bolle(R) products enjoy worldwide recognition and a high quality image in the sport and active lifestyle markets, particularly skiing, golf and tennis as well as in the larger, fashion-driven recreational sunglass market. The Company's safety and tactical business, which accounts for approximately half of the Company's aggregate unit sales, serves the specialty segment of the safety eyewear market outside of North America, including laser protection products and military applications.

   Set forth below is certain summary consolidated financial information for each of the Company's last three fiscal years, as contained in the Company's Annual Report on Form 10-K for the fiscal year ended
December 31, 1998 (the "Company's Form 10-K"), and for the three months ended September 30, 1999 and 1998, as contained in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1999 (together, the "Reports"). More comprehensive financial information is included in the Reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to the Reports and other documents and all of the financial information and notes contained therein. Copies of the Reports and other documents may be examined at or obtained from the SEC or from the AmEx in the manner set forth below.

                                   BOLLE INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

   The Company was formed in 1997 to complete Lumen's acquisition of Bolle France and therefore has only one full fiscal year of historical activity or financial statements. Bolle America was purchased by Lumen in November 1995 in a pooling of interests transaction. In conjunction with the purchase of Bolle France, Bolle America became a subsidiary of the Company. Accordingly, for accounting purposes only, Bolle America is treated as the acquiror of Bolle France and therefore the predecessor business for historical financial statement purposes.

                                 Nine Months
                                    Ended
                                 September 30
                                 (unaudited)        Year Ended December 31,
                               -----------------  -----------------------------
                                1999      1998     1998(1)   1997(2)(4) 1996(3)
                               -------  --------  ---------  ---------- -------
Statement of Operations Data:
Net sales....................  $46,303  $ 38,209  $  52,551   $ 32,160  $24,425
Cost of sales................   19,826    17,501     26,304     15,354   12,130
                               -------  --------  ---------   --------  -------
Gross profit.................   26,477    20,708     26,247     16,806   12,295
Selling, general and
 administrative expenses
 (including advertising and
 sponsoring expenses)........   23,918    19,900     32,852     16,342   11,374
Merger and acquisition
 integration related
 expenses....................                                    3,750
Interest expense (income)....    1,217     1,096      1,555        963     (256)
Write down of intangible
 assets......................                        28,186
Other expense (income).......     (938)   (1,271)    (1,284)      (693)    (450)
                               -------  --------  ---------   --------  -------
Income (loss) before income
 taxes and minority
 interests...................    2,280       983    (35,062)    (3,556)   1,627
Provision for (benefit from)
 income taxes................      888       373     (2,141)     1,099      635
                               -------  --------  ---------   --------  -------
Income (loss) before minority
 interests...................    1,392       610    (32,921)    (4,655)     992
Minority interests...........        1        32         70
                               -------  --------  ---------   --------  -------
Net income (loss)............    1,391       578    (32,991)    (4,655)     992
Preferred dividends..........     (574)     (313)      (598)
                               -------  --------  ---------   --------  -------
Net income (loss)
 attributable to common
 stock.......................  $   817  $    265  $ (33,589)  $ (4,655) $   992
                               =======  ========  =========   ========  =======
Earnings Per Share (5).......
  Basic......................    $0.12      $.04     $(4.98)    $(0.72)
  Diluted....................    $0.11      $.04     $(4.98)    $(0.72)
Weighted average shares
 outstanding.................
  Basic......................    6,895     6,596      6,738      6,469
  Diluted....................    7,127     6,835      7,002      6,469
French Franc per US Dollar
 exchange rate (6)...........   6.1063    6.0021     5.8969     5.9843
Australian Dollar per US
 Dollar exchange rate (7)....   1.5482    1.6365     1.5891
                               As of September
                                     30,               As of December 31,
                               -----------------  -----------------------------
                                1999      1998     1998(1)   1997(2)(4) 1996(3)
                               -------  --------  ---------  ---------- -------
Balance Sheet Data:
Working capital (deficiency).  $ 2,789  $  8,461  $   3,979   $(21,736) $ 8,535
Total assets.................   75,495   120,373     82,246     93,897   15,624
Long term debt...............    2,365     6,677      3,407
Convertible debt.............    7,000     7,000      7,000
Mandatorily redeemable
 preferred stock.............   21,293    20,992     20,724     11,055
Stockholders' equity.........    1,734    41,893      2,693     18,843    9,743
French Franc per US Dollar
 exchange rate (6)...........   6.1396    5.5975     5.6233     5.9912
US Dollar per Australian
 Dollar exchange rate (7)....   1.5337    1.6852     1.6385

--------
(1) As of April 1, 1998, the Company purchased 75% of Bolle Australia. Accordingly, the results of operations for Bolle Australia are included in the Company's historical results from that date.
(2) On July 10, 1997, the Company acquired Bolle France and related assets in a transaction accounted for as a purchase. Accordingly, the results of operations for Bolle France are included in historical results of operations from that date.
(3) In 1996, the Company paid a dividend to Lumen (the Company's then current stockholder) of $4,019.
(4) Despite the loss before tax of 53,556 the Company recorded a tax charge of $1,099 primarily due to the creation of a valuation allowance against the entire net tax benefit arising from domestic operations, resulting in a net loss of $4,655.
(5) Basic earnings per share is computed pursuant to SFAS No. 128 "Earnings Per Share," by dividing net earnings or loss available to common stockholders by the weighted average number of outstanding shares of common stock. Diluted earnings per share includes weighted average common stock equivalents outstanding during each year in the denominators, unless the effect is antidilutive. Common stock equivalents consist of the dilutive effect of common shares which may be issued upon exercise of stock options, warrants or conversion of debt. Weighted average shares outstanding at December 31, 1998 assumes the shares issued in connection with the Company's spinoff from Lumen were issued as of the beginning of the year. Weighted average shares outstanding for 1997 assumes the shares issued in connection with the Company's spinoff from Lumen were issued for the entire year.
(6) Represents the exchange rates used to translate the results of operations and balance sheet amounts of Bolle France. The exchange rates shown for the actual results of operations for the year ended December 31, 1997 represents the average exchange rate for the six months ended December 31, 1997 used to translate the results of operations of Bolle France included in the Company's actual results.
(7) Represents the exchange rates used to translate the results of operations and balance sheet amounts of Bolle Australia. The exchange rates shown for the actual results of operations for the nine months ended September 30, 1998 represents the average exchange rate for the six months ended September 30, 1998 used to translate the results of operations of Bolle Australia included in the Company's actual results.

   During the course of discussions between Purchaser and the Company that led to the execution and delivery of the Merger Agreement (See Section 12), the Company provided Purchaser with certain information relating to the Company which Purchaser believes is not publicly available. Purchaser has received this non-public information from the Company pursuant to the terms of a non-binding letter of intent, dated November 10, 1999 and a confidentiality agreement, dated September 1, 1999. The non-public information provided by the Company included certain projections of the Company's future operating performance showing net sales increasing to $65,100,000, $75,400,000 and $86,700,000, respectively, gross margins increasing to 53.9%, 55.0% and 55.0% respectively, and adjusted operating income increasing to $6,300,000, $9,700,000 and $11,200,000, respectively in the years ending December 31, 1999, 2000 and 2001, respectively.

   The foregoing estimates constitute forward-looking statements that involve risks and uncertainties, including, but not limited to, risks associated with fluctuations in quarterly results, new product introductions, dependence upon suppliers, competition and other factors. These risks and uncertainties are discussed in greater detail in the Company's periodic filings with the SEC. The Company does not as a matter of course make public any estimates as to future performance or earnings, and the estimates set forth above are included in this Offer to Purchase only because the information was made available to Purchaser by the Company. The Company has informed Purchaser that the estimates were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding estimates or forecasts. The Company has also informed Purchaser that its internal financial forecasts (upon which the estimates provided to Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decision-making purposes and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. Projected information of this type is based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the Company. Many of the assumptions upon which the estimates were based, none of which were approved by Purchaser or Acquisition Sub, are dependent upon forecasting (both general and specific to the Company's business), which is inherently uncertain and subjective. The inclusion of the foregoing estimates should not be regarded as an indication that the Company, Purchaser or Acquisition Sub or any other person who received such information considers it an accurate prediction of future events, and neither Purchaser nor Acquisition Sub has relied on them as such. Neither Purchaser nor Acquisition Sub assumes any responsibility for the accuracy or validity of any of the estimates.

   Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Purchaser and Acquisition Sub have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, Purchaser and Acquisition Sub cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Acquisition Sub.

   The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's Website at http://www.sec.gov. Such material should also be available for inspection at the offices of the AmEx, 86 Trinity Place, New York, New York 10006-1872.

9. CERTAIN INFORMATION CONCERNING ACQUISITION SUB AND PURCHASER.

   Acquisition Sub is a Delaware corporation and to date has engaged in no activities other than those incident to its formation and the commencement of the Offer. Acquisition Sub is a wholly owned subsidiary of Purchaser. The principal executive offices of Acquisition Sub are located at 675 North Michigan Avenue, Suite 3300, Chicago, Illinois 60611.

   Purchaser is a Delaware corporation. Purchaser's principal executive offices are located at 9200 Cody, Overland Park, Kansas 66214.

   Neither Purchaser nor Acquisition Sub is subject to the informational filing requirements of the Exchange Act. Purchaser and Acquisition Sub do not file reports or other information with the SEC relating to their respective businesses, financial condition or other matters.

   Purchaser is a branded consumer products company, and operates as a holding company for Bushnell Sports Optics Worldwide ("Bushnell") and Voit Sports, Inc. ("Voit"). During the period between December 1994 and April 1995, a predecessor of Purchaser changed its name to Worldwide Sports and Recreation, Inc. and purchased Bushnell, a division of Bausch & Lomb Incorporated. In August 1999, Wind Point Partners, ("Wind Point") a Chicago based private equity sponsor, acquired a majority ownership position in Purchaser. The acquisition took place in conjunction with the recapitalization of Purchaser.

   Purchaser's product portfolio includes binoculars, laser rangefinders, riflescopes, spotting scopes and telescopes, and is marketed worldwide through its subsidiary, Bushnell, under well-known brand names including Bushnell and Bausch & Lomb. These products and brands are widely recognized for their leading technology, performance, quality and value, and are generally regarded as the premier product portfolio within the industry. Through its Voit subsidiary, Purchaser is a master licensor of the Voit brand name to others in connection with the manufacture and distribution of a variety of sporting goods products including athletic shoes, exercise equipment, sports apparel and sporting goods equipment. Purchaser's revenues by product line are broken down as follows: Binoculars--46%; Ranging--19%; Riflescopes --18%; Telescopes--11%; Spotting Scopes--5%; and other--1%.

   Set forth below is certain summary consolidated financial information with respect to Purchaser.

                     WORLDWIDE SPORTS AND RECREATION, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         FISCAL YEAR ENDED
                                                     --------------------------
                                                       1998     1997     1996
                                                     -------- -------- --------
   STATEMENT OF OPERATIONS DATA:
     Total Net Sales................................ $146,005 $140,618 $116,912
     Gross Profit...................................   53,754   52,039   43,076
     Adjusted Selling, General & Distribution
      Expenses......................................   38,596   37,929   30,974
                                                     -------- -------- --------
     Total EBITDA................................... $ 16,589 $ 15,725 $ 14,080
   BALANCE SHEET DATA:
     Working Capital................................   45,619   42,429   39,747
     Total Assets...................................  121,149  122,433  153,331
                                                     ======== ======== ========
     Total Assets less excess cost of assets
      acquired over book value......................   78,645   78,759  108,488
     Total Indebtedness.............................   67,717   67,524  102,287
     Stockholders' equity...........................   17,620   16,910   18,190

   The name, citizenship, business address, present principal occupation, and material positions held during the past five years of each of the directors and executive officers of Purchaser and Acquisition Sub are set forth in Schedule A to this Offer to Purchase.

   Except as set forth in Sections 10 and 12, neither Purchaser nor Acquisition Sub, or, to the best of their knowledge, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any equity securities of the Company. Neither Purchaser nor Acquisition Sub, or, to the best of their knowledge, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in such equity securities during the past 60 days.

   Except as set forth in Sections 10 and 12, neither Purchaser nor Acquisition Sub, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in Sections 10 and 12, there have been no contacts, negotiations or transactions since January 1, 1996 between Purchaser or Acquisition Sub, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Although not required to continue their employment with the Company, the Company has advised Purchaser that it believes that certain members of the Company's senior management team intend to continue with the Surviving Corporation after consummation of the Merger. Except as described in Sections 10 and 12, neither Purchaser nor Acquisition Sub, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, has since January 1, 1996 had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

   During the summer of 1999, the Board of Directors of the Company had a number of meetings to discuss strategies to enhance stockholder value. As part of its strategy to enhance stockholder value, the Board from time to time discussed the short term and long term prospects of the vertical integration of its business and the Company's short and long term projected financial outlook. As a result of these discussions, the Board of Directors authorized Martin E. Franklin, Chairman of the Board of Directors, to pursue strategic alternatives, including a possible sale of the Company.

   In August, 1999, the Company retained Banc of America Securities LLC ("Banc of America") to act as its financial advisor and to assist the Company in its review of strategic alternatives. During September and October, 1999, Banc of America, on behalf of the Company contacted a number of parties, including Purchaser, and informed such parties that the Board of Directors of the Company was considering various options available to the Company including a possible sale of the Company. At a meeting of the Board on October 27, 1999, it was reported by Banc of America that nine of these parties, including Purchaser, had executed confidentiality agreements and received a Confidential Descriptive Memorandum regarding the Company.

   During October, 1999, various telephone conversations took place between representatives of Wind Point Partners and the Company. On October 28, 1999, Mr. Franklin participated in a Bolle management presentation to Joseph Messner, President and Chief Executive Officer of Bushnell, Inc., a wholly owned subsidiary of Purchaser, and Richard R. Kracum, the Chairman of Purchaser in Denver.

   On November 3, 1999, Mr. Kracum contacted Mr. Franklin by telephone and made an offer to purchase the Company. Purchaser offered an all cash purchase price of $5.25 per share, subject to Purchaser completing due diligence, obtaining financing, and other customary closing conditions.

   On November 5, 1999, the Company received a draft Letter of Intent from Purchaser. On November 10, 1999, the Company and Purchaser entered into a non-binding letter of intent regarding a possible business combination. At this time the Purchaser continued its due diligence review of the Company's records and material contracts. The parties also began to negotiate the terms of the Merger Agreement.

   On November 12, 1999, the Board of Directors of the Company met and among other things, unanimously ratified the signing of the Letter of Intent and authorized the appropriate directors and officers to pursue the negotiations with Purchaser. On November 18, 1999, representatives of the Company and Purchaser, and their attorneys, met in New York to negotiate the terms of the definitive Merger Agreement. Following the meeting, numerous telephone calls took place between the parties.

   On November 22, 1999 the Board of Directors of the Company met to discuss the current state of negotiations with Purchaser. At this meeting, Banc of America made a financial presentation to the Board of Directors as to the fairness, from a financial point of view, of the $5.25 per Share cash consideration to be received in the Offer and the Merger by the holders of Shares (other than Shares held by Purchaser, Acquisition Sub or any of their affiliates). The Company's counsel reviewed the terms of the Merger Agreement and reminded the members of the Board of Directors of their fiduciary duties as previously described at the meeting held on November 12, 1999. A vote regarding the transaction was postponed until November 24, 1999 to give board members time to fully review the material provided.

   On November 24, 1999, the Board of Directors met to review the Merger Agreement, receive Banc of America's fairness opinion and discuss whether to recommend the Offer. The Board of Directors received an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated November 24, 1999, the date of execution of the Merger Agreement) from Banc of America as to the fairness, from a financial point of view, of the consideration to be received in the Offer and the Merger by the holders of Shares (other than Shares held by Purchaser, Acquisition Sub or any of their affiliates). The opinion is based upon the procedures and subject to the assumptions, qualifications and limitations described therein. Accordingly, the opinion may not be relied upon by any person other than the directors in their capacity as members of the Company's Board of Directors and in connection with their review and evaluation of the Offer and the Merger without the prior written consent of Banc of America. After a discussion, the Board of Directors approved, among other things, the Merger Agreement and the transactions contemplated thereby. Following the meeting, the parties entered into the Merger Agreement, the Tender Agreements, the Director Agreement (as defined below) and the Management Services Amendment (as defined below).

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.

   Purpose. The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company.

   The Merger. The DGCL requires, among other things, that the adoption of any plan of merger or consideration of the Company must be approved by the Board of Directors of the Company and, if the "short form" merger procedure described below is not available, by the holders of a majority of the Company's outstanding Shares. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by such stockholders if the "short form" merger procedure described below is not available. Under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by Purchaser and Acquisition
Sub) is generally required to approve the Merger. If Acquisition Sub acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and Acquisition Sub were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. The foregoing discussion is a summary of the relevant portions of the Company's Restated Certificate of Incorporation and is by nature not complete and is qualified in its entirety to the relevant portions of the Company's Restated Certificate of Incorporation.

   If Acquisition Sub acquires over 50% of the outstanding Shares pursuant to the Offer, it will have the vote necessary under the DGCL and the Company's Restated Certificate of Incorporation to approve the Merger. Under the DGCL, if Acquisition Sub owns at least 90% of the outstanding Shares, Acquisition Sub could effect the Merger using the "short-form" merger procedures without prior notice to, or any action by, any other stockholder of the Company. Therefore, if at least approximately 6,382,597 Shares (or such greater number as may be necessary if options are exercised) are acquired pursuant to the Offer or otherwise, Purchaser will be able to and intends to effect the Merger without a meeting of holders of Shares.

12. THE MERGER AGREEMENT.

   The Merger Agreement provides that upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the DGCL, Acquisition Sub will be merged with and into the Company. Upon consummation of the Merger (the "Effective Time"), each then outstanding Share (other than Shares held in the Company's treasury or Shares beneficially owned by Purchaser or Acquisition Sub or Shares that are held by Dissenting Stockholders), shall, by virtue of the Merger and without any action on the part of the Company, Purchaser, Acquisition Sub or the holder thereof, be converted into the right to receive, without interest, the Offer Price.

   Conditions to the Merger. The respective obligations of the Company, the Purchaser and Acquisition Sub to consummate the Merger are subject to the fulfillment of certain conditions set forth in the Merger Agreement, any or all of which may be waived in whole or in part by Purchaser or Acquisition Sub, as the case may be, to the extent permitted by applicable law, including (i) if required by the DGCL, the approval of the Merger Agreement by the holders of a majority of the Shares in accordance with applicable law and the certificate of incorporation and bylaws of the Company, (ii) the purchase by Acquisition Sub (or one of the Purchaser Companies) of Shares pursuant to the Offer, (iii) there being no statute, rule, regulation, judgment, decree, injunction or other action (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any United States or state court or other Governmental Entity (as defined in the Merger Agreement) of competent jurisdiction in effect that prohibits consummation of the transactions contemplated by the Merger Agreement or imposes material restrictions on Purchaser or the Company in connection with consummation of the Merger or with respect to their respective business operations, either prior to or subsequent to the Merger, and (iv) that clearance from the appropriate agencies pursuant to the HSR Act shall have been obtained or the waiting period thereunder shall have expired or been terminated.

   Termination Provisions. According to its terms, the Merger Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the Effective Time, whether before or after approval by holders of Shares (a) by the mutual written consent of the Company, Purchaser and Acquisition Sub; (b) either by the Company or Purchaser if (1) the Offer shall not have been consummated on or before February 28, 2000 (the "Cut-Off Date"), unless such failure to consummate the Offer shall be due to a breach of the Merger Agreement by the party or parties seeking to terminate the Merger Agreement pursuant to Section 8.1(b) of the Merger Agreement; (2) there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated thereby illegal or otherwise prohibited; (3) a Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated thereby and such order, decree, ruling or other action is or shall have become final and nonappealable; or (4) the waiting period under the HSR Act has not expired or been terminated prior to the date forty-five days after the Cut-Off Date; (c) either by Purchaser or by Acquisition Sub (1) if as a result of the failure of any of the Offer Conditions set forth in Annex A of the Merger Agreement (including, but not limited to, the Minimum Condition but excluding the Offer Conditions described in Sections 8.1(e), 8.1(f) and 8.1(g) of the Merger Agreement), the Offer shall have been terminated or expired in accordance with its terms without Acquisition Sub having accepted for payment any Shares pursuant to the Offer consistent with Acquisition Sub's obligations under Section 1.1 of the Merger Agreement; provided, however, that the right to terminate the Merger Agreement pursuant to Section 8.1(d) shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any such Offer Condition; (2) in the event (i) Purchaser, in its good faith belief, determines that the facts or conditions disclosed in the French Environmental Audit (as defined in the Merger Agreement) have or could reasonably be expected to have a Company Material Adverse Effect but only if Purchaser terminates the Merger Agreement as a result of such determination on or prior to December 15, 1999; (ii) Purchaser has failed to satisfy the Financing Condition (as defined in the Merger Agreement) on or prior to January 15, 2000, but only if Purchaser terminates the Merger Agreement as a result thereof within two (2) Business Days after such date; or (iii) the Company fails to satisfy the Transaction Fee Condition (as defined in the Merger Agreement); (3) prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of (i) the provisions of the Acquisition Proposals Section (as defined below under "Acquisition Proposals") of the Merger Agreement in any respect in connection with the non-solicitation agreements and covenants contained therein and in any material respect in connection with any of the other agreements and covenants contained therein or
(ii) any representation, warranty, covenant or other agreement contained in the Merger Agreement (other than as discussed in clause (c)(3)(i)) which (A) would give rise to the failure of the Offer Condition set forth in paragraph (d) or
(e) of Annex A of the Merger Agreement and (B) cannot reasonably be or has not been cured within fifteen (15) business days after the giving of written notice thereof to the Company; (4) if either Purchaser or Acquisition Sub is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (c) of Annex A to the Merger Agreement; provided that the temporary suspension of the recommendation of the Company's Board referred to therein in accordance with the Acquisition Proposals Section shall not give rise to such a right of termination; (d) by the Company (1) in accordance with the Acquisition Proposals Section, provided, however, that the Company has complied with all provisions thereof, including the notice provisions therein, and that the Company complies with the requirements of the Merger Agreement relating to the payment (including the timing of any payment) of the $4,000,000 termination fee, which is discussed in further detail below; (2) if (i) there shall have occurred and be continuing a breach of one or more of the representations or warranties of Purchaser or Acquisition Sub set forth in the Merger Agreement which (A) either individually or in the aggregate, materially impairs the ability of the Purchaser to consummate the Merger, Offer or the Merger Agreement (a "Purchaser Material Adverse Effect") and (B) cannot reasonably be or has not been cured within fifteen (15) business days after the giving of written notice thereof to the Company, or (ii) Purchaser or Acquisition Sub shall have failed to perform or to comply with one or more obligations, covenants or agreements set forth in the Merger Agreement to be performed or complied with by it under the Merger Agreement prior to the commencement of the Offer which, either individually or in the aggregate, have resulted or could reasonably be expected to result in a Purchaser Material Adverse Effect, or (3) prior to the commencement of the Offer if Acquisition Sub for any reason shall have failed to commence the Offer in accordance with Section 1.1 of the Merger Agreement within five (5) Business Days after the date of the Merger Agreement.

   Fees and Expenses. The Merger Agreement provides that in the event of the termination and abandonment of the Merger Agreement described above under "Termination Provisions" written notice shall be given to the other party specifying the provision of the Merger Agreement pursuant to which such termination is being made, and the Merger Agreement shall become void and have no effect, without any liability on the part of any party or its affiliates, directors, officers or stockholders, other than the provisions in the Offer regarding Acquisition Proposals. However, these provisions do not relieve any party from liability for any breach of the Merger Agreement.

   The Merger Agreement further provides that the Company shall pay a $4,000,000 termination fee (less any Purchaser Reimbursement (as defined in the Merger Agreement) previously paid to Purchaser pursuant to Section 8.3 of the Merger Agreement) (the "Termination Fee") to Purchaser, in the event any of the following circumstances occurs: (a) if Purchaser or Acquisition Sub terminates the Merger Agreement as a result of the suspension, withdrawal or modification in a manner adverse to Purchaser or Acquisition Sub of the Board's approval of the Offer, the Merger or the Merger Agreement; (b) if the Company terminates the Merger Agreement pursuant to the provisions of the Merger Agreement described under "Acquisition Proposals"; (c) if Purchaser terminates the Merger Agreement in connection with, or as a result of, the failure to satisfy the Indebtedness Condition (as defined in the Merger Agreement) or the occurrence of an event which is materially adverse to the business of the Company or which materially impairs the ability of the Company to consummate the Merger, the Offer or the Merger Agreement (a "Company Material Adverse Effect"), or in connection with, or as a result of, a breach of provisions of the Acquisition Proposals Section of the Merger Agreement or of one or more representations, warranties, covenants or agreements by the Company and in connection with a termination under this clause (c) and prior to such termination or within six
(6) months thereafter, an Acquisition Proposal shall have been made and accepted by the Company with respect to a Superior Proposal (as defined below) or a Superior Proposal is consummated, then the Company shall pay to Purchaser the Termination Fee, upon the earlier of the acceptance of such Superior Proposal, the execution of an agreement (including, without limitation, a letter of intent) in connection therewith or upon consummation of the Superior Proposal.

   Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties to the Merger Agreement may modify or amend the Merger Agreement by written agreement executed and delivered by duly authorized officers of the respective parties.

   Treatment of Options. The Merger Agreement provides that each option granted to an employee, consultant or director of the Company or its subsidiaries to acquire Shares (each, an "Option") that is outstanding as of the Effective Time, whether or not then vested or exercisable, shall be terminated and canceled. At the Effective Time, all holders of canceled Options, whether or not then vested or exercisable, having an exercise price per share that is less that the Per Share Price shall be canceled in exchange for a single lump sum cash payment equal to the product of (1) the number of Shares subject to such Option and (2) the excess of the Per Share Price over the exercise price per share of such Option.

   Treatment of Company Series A Stock and Company Series B Stock. The Merger Agreement provides that each share of Company Series A Stock and Company Series B Stock that is outstanding as of the Effective Time, shall be redeemed and canceled and become the right to receive in cash, without interest, a single lump sum cash payment equal to its respective Liquidation Preference (as defined in the Company's Certificate of Incorporation as in effect on November 24, 1999).

   Treatment of Warrants. The Merger Agreement provides that each Company Warrant that is outstanding immediately prior to the Effective Time, and whether or not then exercisable, shall, effective as of the Effective Time, become the right to receive in cash, without interest, a single lump sum cash payment equal to the product of the number of Shares subject to such Company Warrant, times the Per Share Amount, provided that such holder shall have first paid to the Company, in cash, the aggregate exercise price payable for each such Company Warrant.

   Treatment of Zero Coupon Notes. The Merger Agreement provides that each Zero Coupon Subordinated Note issued by the Company on May 29, 1998 (each, a "Zero Coupon Note") that is outstanding as of the Effective Time shall be redeemed in full and canceled, without any premium or prepayment penalty, in accordance with its terms.

   Treatment of Kiedaisch Employment Agreement. The Merger Agreement provides that, prior to the consummation of the Offer, the Company shall obtain a written consent and waiver (the "Kiedaisch Agreement"), in a form acceptable to Purchaser and Acquisition Sub, from Gary Kiedaisch ("Kiedaisch") pursuant to which Kiedaisch will confirm that he is not entitled to any severance or separation pay or a sale or success bonus in connection with his voluntary departure from the Company or the transactions contemplated by the Merger Agreement. In accordance with this requirement, Kiedaisch executed the Kiedaisch Agreement on December 2, 1999.

   Tender Agreements. In connection with the execution of the Merger Agreement, Purchaser entered into Tender and Voting Agreements, each dated as of November 24, 1999 (the "Tender Agreements"), with each of Martin E. Franklin, Chairman of the Board of the Company, and Ian G.H. Ashken, Vice Chairman and Secretary of the Company (the "Executive Stockholders"), who beneficially owned an aggregate of 923,588 Shares, or approximately 12.6% of the Shares outstanding on November 24, 1999, pursuant to which the Executive Stockholders agreed, among other things and upon the terms and conditions set forth therein, to tender their Shares in the Offer and to vote such Shares in the manner specified in the Tender Agreements with respect to certain matters.

   Director Agreement. In connection with the Merger Agreement and pursuant to the terms of a letter agreement dated November 24, 1999, each of the Executive Stockholders have agreed that, at the request of the Surviving Corporation, at least one of them will serve on the Board of Directors of the Surviving Corporation for one year following the consummation of the Merger, subject to certain resignation rights.

   Management Services Agreement. In connection with the Merger Agreement, the Company and the parties thereto have agreed to amend (the "Amendment") a Management Services Agreement (the "Management Services Agreement"), dated as of March 11, 1998, as amended on September 23, 1998. Pursuant to the terms of the Amendment, all amounts payable under the Management Services Agreement shall be subordinated to any bank or other indebtedness for borrowed money incurred or assumed by the Company in connection with the consummation of the Offer.

   Indemnification of Officers and Directors. The Merger Agreement provides that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the

Company and its subsidiaries (the "Indemnified Parties") as provided in their respective charters or by-laws or otherwise in effect as of the date thereof with respect to matters occurring prior to the Effective Time shall survive such Effective Time and shall continue in full force and effect for six (6) years after the Effective Time; provided that such indemnification shall be subject to any limitations imposed from time to time under applicable law. Purchaser shall cause the Company or the Surviving Corporation, as the case may be, to maintain in effect for not less than three (3) years after the Effective Time, the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the consummation of the Merger to the extent available, provided that in no event shall the Company or the Surviving Corporation, as the case may be, be required to expend more than an amount per year equal to 200% of the current annual premiums paid by the Company (the "Premium Amount") to maintain or procure insurance coverage pursuant to the terms of the Merger Agreement and further provided that if the Surviving Corporation is unable to obtain the insurance called for by Section 6.10(b) of the Merger Agreement, the Surviving Corporation will obtain as much comparable insurance as is available for the Premium Amount per year.

   Composition of the Board of Directors. The Merger Agreement provides that, effective upon the acceptance for payment by Acquisition Sub of Shares constituting 51% of the aggregate outstanding Shares (assuming the exercise of all options to purchase as of the consummation of the Offer), the Company shall take all action necessary to cause persons designated by Purchaser to become directors of the Company including, but not limited to increasing or seeking and accepting resignations of incumbent directors or both, so that the total number of such persons equals the product of (i) the total number of directors on the Board (after giving effect to the directors elected pursuant to the provision of the Merger Agreement described by this sentence) and (ii) the percentage that the aggregate number of Shares beneficially owned by Purchaser or Acquisition Sub. The Company will use its best efforts to cause individuals designated by Purchaser to constitute the same percentage as such individuals represent on the Board of (x) each committee of the Board, (y) each board of directors of each subsidiary of the Company and (z) each committee of each such board. The Company's obligations to appoint designees to the Company's Board of Directors are subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

   Acquisition Proposals. The Merger Agreement provides in the section discussing Acquisition Proposals (the "Acquisition Proposals Section") that (a) the Company and each of its subsidiaries shall, and shall direct and use its commercially reasonable efforts to cause its officers, directors, employees, agents and other representatives to, immediately cease any discussions, negotiations or contacts with any persons that may be ongoing with respect to an Acquisition Proposal (as defined below). With respect to any person or persons with whom the Company or any of its subsidiaries has been discussing any Acquisition Proposal prior to the date hereof, the Company and its subsidiaries shall, promptly following the execution of the Merger Agreement, request each such person who has previously entered into a confidentiality agreement with the Company or any of its subsidiaries regarding an Acquisition Proposal to return to the Company all confidential information previously furnished to such person or persons by or on behalf of the Company or its subsidiaries. Neither the Company nor any of its subsidiaries shall, directly or indirectly, through any officer, director, employee, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any recapitalization, business combination or similar transaction with the Company or any of its subsidiaries (any communication with respect to the foregoing being an "Acquisition Proposal") or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that, at any time prior to the purchase of Shares by Acquisition Sub pursuant to the Offer, the Company may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a written Acquisition Proposal which was not solicited or encouraged after the date of this Agreement if the Board by majority vote determines in good faith (i) after consultation with and receipt of advice from its outside legal counsel, that failing to take such action may reasonably be determined to constitute a breach of the fiduciary duties of the Board under applicable law, (ii) that commitments (financing and other) of substantially the same sufficiency and firmness as those then obtained by Purchaser have been obtained with respect to such Acquisition Proposal that the Board reasonably expects a transaction pursuant to such Acquisition Proposal could be consummated and (iii) that such Acquisition Proposal is not subject to any regulatory approvals that could reasonably be expected to prevent consummation. In connection with the Acquisition Proposal of a party that satisfies the criteria set forth in the proviso to the preceding sentence, the Company will enter into a confidentiality agreement with such party, which confidentiality agreement shall have terms and conditions that will be no less favorable to the Company than the terms and provisions relating to confidentiality contained in that certain Letter of Intent dated November 10, 1999 by and between the Company and Purchaser. The Merger Agreement further provides that on or after the date thereof, the Company shall promptly give Purchaser written notice of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to an Acquisition Proposal (including the material terms thereof and the identity of the other party or parties involved) and furnish to Purchaser as soon as reasonably practicable and in any event no later than 24 hours after such receipt an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of any such written proposal. The Company shall promptly provide to Purchaser any non-public information regarding the Company provided to any other party, which information was not previously provided to Purchaser. In addition, the Company shall promptly advise Purchaser, in writing, if the Board shall make any determination as to any Acquisition Proposal as contemplated by the proviso to the third sentence of the preceding paragraph. The Company agrees that it shall keep Purchaser informed, on a current basis, of the status of any Acquisition Proposal. Notwithstanding the foregoing, the Company shall be permitted to take such actions as may be required to comply with Rule 14e-2 of the Exchange Act. It is understood and agreed that any violation of the Acquisition Proposals Section by any officer, director, employee, agent or other representative of the Company, whether or not such person is purporting to act on behalf of the Company, shall be deemed a breach of the Acquisition Proposals Section by the Company. Except as set forth in the Acquisition Proposals Section, neither the Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by such Board or such committee of the Offer, the Merger or the Merger Agreement; provided, however, that the Board may (A) in respect to any takeover or Acquisition Proposal, suspend such recommendation for a period of up to five (5) days pending its analysis of such Acquisition Proposal, or (B) at any time prior to consummation of the Offer, modify or withdraw such recommendation if the Board determines in good faith, after consultation with and the advice of outside counsel, that it would be consistent with its fiduciary responsibilities to so modify or withdraw such recommendation; provided, further that, unless the Merger Agreement shall have been terminated, any such suspension, modification or withdrawal shall not prevent Purchaser and Acquisition Sub, in its or their discretion, from consummating the Offer and shall not affect any of the actions taken by the Company pursuant to the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that prior to the acceptance for payment of Shares pursuant to the Offer, the Board determines in good faith, after consultation with and the advice of outside counsel, that it would be consistent with its fiduciary responsibilities to the Company's stockholders under applicable law, the Board may (subject to this and the following provisions of the Acquisition Proposals Section) (i) withdraw or modify its approval or recommendation of the Offer, the Merger and the Merger Agreement, (ii) approve or recommend a Superior Proposal (as defined below), (iii) cause the Company to enter into an Acquisition Agreement related to any Superior Proposal or (iv) terminate the Merger Agreement, but in each case, only at a time that is after the second Business Day following Purchaser's receipt of written notice (or such earlier time as is necessary for the Board to comply with its fiduciary duties) (a "Notice of Superior Proposal"), which obligation shall be satisfied by delivery by facsimile transmission and by overnight delivery by Federal Express or other nationally recognized overnight carrier as well as by delivery of the notice required by the Acquisition Proposals Section advising Purchaser that the Board has received an Acquisition Proposal that may constitute a

Superior Proposal, subject to the fiduciary duties of the Board, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For purposes of the Merger Agreement and this Offer, a "Superior Proposal" means any Acquisition Proposal determined by the Board in good faith, after consultation with and advice from outside counsel, to be a bona fide proposal and made by a third party for consideration consisting of cash, property and/or securities, for more than a substantial minority (on an as-converted basis or otherwise) of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company or its subsidiaries and otherwise on terms which the Board determines in its good faith judgment, after consultation with outside counsel to be more favorable to the Company's stockholders than the Offer and the Merger. During the period from the date of the Merger Agreement until such time as Purchaser's designees shall constitute a majority of the Board, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its subsidiaries is a party (other than any involving Purchaser) unless the Board shall have determined in good faith, in reliance upon advice from its outside counsel, that failing to release any third party or to amend, modify or waive such provisions would not be consistent with the Board's fiduciary responsibilities under applicable law.

   Payment of Indebtedness. The Merger Agreement provides that, upon consummation of the Offer, Purchaser shall (i) pay in full the indebtedness owed by the Company to Bank of America, National Association ("Bank of America") under that certain Credit Agreement, dated March 11, 1998, between the lenders party thereto and the Company, as amended, or (ii) have obtained from Bank of America a waiver of the default thereunder caused by the consummation of the Offer.

   Covenants. The Merger Agreement also contains certain other restrictions as to the conduct of business of the Company pending the Merger, as well as representations and warranties of each of the parties customary in transactions of this kind.

   Appraisal Rights. Any Shares held by a holder who has demanded and perfected his demand for appraisal of his Shares in accordance with the DGCL (including, but not limited to, Section 262 thereof) and as of the Effective Time has neither withdrawn nor lost his, her or its right to such appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive the Offer Price but the holder thereof shall be entitled to only such rights as are granted by the DGCL. If any holder of Shares who demands appraisal of his Shares under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) his, her or its right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares shall automatically be converted into and represent only the right to receive the Offer Price, without interest thereon, upon surrender of the certificate or certificates representing such Shares. If applicable, the Company shall give Purchaser (i) prompt notice of any demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Purchaser, settle or offer to settle any such demands.

   Rule 13e-3. Rule 13e-3 under the Exchange Act, which Purchaser does not believe would be applicable to the Merger, would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to stockholders of the Company therein, be filed with the SEC and disclosed to stockholders of the Company prior to consummation of the transaction.

13. SOURCE AND AMOUNT OF FUNDS.

   Purchaser estimates that the total amount of funds required to purchase all of the outstanding Shares (assuming the exercise of all outstanding options and the purchase of all of the Company Series A Stock and Company Series B Stock) (other than those already owned by Purchaser, Acquisition Sub or any of their affiliates) pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $84 million. Purchaser will obtain these funds from: (i) existing cash resources, (ii) additional capital contributions, (iii) additional borrowings received from amending the existing senior credit facility, as described below, and/or (iv) proceeds from the placement of additional subordinated notes to existing note holders, as described below. The available borrowings under the Senior Credit Facility (as defined below), prior to the prospective amendments discussed above, would not be sufficient to consummate the Offer without the credit increases discussed above. Although there are no commitments by such lenders at this time, Purchaser intends to have such borrowing arrangements in effect prior to the satisfaction or waiver of the conditions to the Offer.

   Purchaser has been advised by Agent (as defined below) that Purchaser's existing senior lender group, comprised of Antares Capital Corporation, Key Corporate Capital, Inc., BankAustria, General Electric Capital Corporation, The First National Bank of Chicago, LaSalle Bank National Association, Mercantile Bank National Association, National City Bank of Michigan/Illinois, Transamerica Business Credit Corporation, Harris Trust and Savings Bank, and First Source Financial LLP, which is agented by Antares Capital Corporation (the "Agent"), would be interested in amending the existing senior credit facility (the "Senior Credit Facility") to increase the available borrowings and to modify the covenants to accommodate the Offer which are necessary under the current terms of the Senior Credit Facility.

   The Senior Credit Facility currently provides for maximum borrowings of an aggregate principal amount of up to $84.0 million and is comprised of a $24.0 million Senior Term A Loan ("Term Loan A"), a $30.0 million Senior Term B Loan ("Term Loan B"), and a $30.0 million revolving credit facility (the "Revolving Loan"). The Revolving Loan commitment terminates on July 30, 2005, Term Loan A terminates on July 30, 2005, and Term Loan B terminates on July 30, 2006, unless earlier terminated in accordance with the terms of the Senior Credit Facility. The Senior Credit Facility is secured by a lien on substantially all of the assets of Purchaser and a pledge of the capital stock of each of Purchaser's existing and future subsidiaries.

   The Revolving Loan and Term Loan A and Term Loan B bear interest, at Purchaser's option, at either (i) the Base Rate plus the Applicable Margin, or
(ii) the LIBOR Rate plus the Applicable Margin. Prior to
August 1, 2000, for the Revolving Loan and Term Loan A, the Base Rate Applicable Margin is 1.5% and the LIBOR Rate Applicable Margin is 2.75%. Prior to August 1, 2000, for Term Loan B, the Base Rate Applicable Margin is 2.0% and the LIBOR Rate Applicable Margin is 3.25%. As of August 1, 2000 and thereafter, the LIBOR Rate Applicable Margins in effect from time to time will range from 2.25% to 3.0% and are determined based upon the applicable Leverage Ratio then in effect. As of August 1, 2000 and thereafter, the Base Rate Applicable Margins in effect from time to time range from 1.0% to 2.0% and are determined based upon the applicable Leverage Ratio (as defined in the Senior Credit Facility) then in effect.

   Northwestern Mutual Life Insurance Company, which purchased $22,800,000 of 12% Senior Subordinated Notes due 2007 (the "Subordinated Notes") has expressed an interest in purchasing additional subordinated notes and amending the existing Subordinated Note Agreement to accommodate the Offer. For purposes hereof, the Senior Credit Facility and the Subordinated Notes are collectively, the "Credit Facility."

   It is anticipated that the indebtedness incurred by Purchaser under the amendments to the Credit Facility will be repaid by funds generated internally by Purchaser and its subsidiaries (including, after the Merger, if consummated, funds generated by the Surviving Corporation and its subsidiaries), through additional borrowings, or through a combination of such sources. No decisions have been made concerning the method Purchaser will employ to repay such indebtedness. Such decisions when made will be based on Purchaser's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

14. CERTAIN CONDITIONS OF THE OFFER.

   Notwithstanding any other term of the Offer, but subject, in all cases to Purchaser's and Acquisition Sub's obligations set forth under the Merger Agreement, including, without limitation, under Section 1.1 of the Merger Agreement, Acquisition Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the 1934 Act (relating to Acquisition Sub's obligation to promptly pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would when combined with any Shares held by the Purchaser, Acquisition Sub or any of their affiliates, would constitute ninety percent (90%) of the aggregate outstanding Shares (including any Shares outstanding as of the consummation of the Offer that have been issued upon the exercise of options to purchase, and the conversion or exchange of all securities convertible or exchangeable into, Shares) (the "Minimum Condition"),
(ii) any waiting period under the HSR Act applicable to the Offer shall have expired or been terminated prior to the expiration of the Offer, (iii) the Financing Condition shall have been satisfied, (iv) the Company shall have delivered to Purchaser a fully-executed copy of the Kiedaisch Agreement and (v) the Company shall have delivered, or caused to be delivered, to Purchaser a pay-off letter, in form acceptable to Purchaser, from Bank of America with respect to the Senior Credit Facility. Furthermore, notwithstanding any other term of the Offer, but subject, in all cases, to Purchaser's and Acquisition Sub's obligations set forth in the Merger Agreement, including, without limitation, under Section 1.1, Acquisition Sub shall not be required to accept for payment or, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer at any time if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Purchaser or any of its subsidiaries that constitutes a breach of the Merger Agreement):

     (a) there shall be instituted or pending by any governmental agency or similar authority in any United States federal or state court or administrative agency any suit, action, proceeding, application or counterclaim which would reasonably be expected to (i) restrain or prohibit the acquisition by Purchaser or Acquisition Sub of the Shares pursuant to the Offer, the consummation of the Offer or the Merger, or require the Company, Purchaser or Acquisition Sub to pay any damages that are material in relation to the Company and its subsidiaries, or Purchaser and its subsidiaries, taken as a whole, (ii) prohibit or limit in any material respect the ownership or operation of any business or assets of the Company or its subsidiaries or Purchaser or its subsidiaries, as they are presently being operated, or to compel the Company or Purchaser to dispose of or hold separate any material business or assets of the Company and its subsidiaries or Purchaser and its subsidiaries, as a result of the Offer, or the Merger, (iii) impose material limitations on the ability of Purchaser or Acquisition Sub to acquire or hold, to exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer, including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company, (iv) prohibit Purchaser or any of its subsidiaries from effectively controlling any material business or operations of the Company or its subsidiaries, or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect on the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole;

     (b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any United States federal or state governmental agency, court or similar authority, any statute, rule, regulation, judgment, order of injunction, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above (other than any state law, statute, rule or regulation whose applicability can be avoided by not extending the Offer to residents of such state provided that in the aggregate not more than 5% of the outstanding Shares as of the consummation of the Offer shall be owned of record by residents of all such states);

     (c)(i) the Board or any committee thereof shall have and be continuing to have suspended (in excess of three days), withdrawn or modified in a manner adverse to Purchaser or Acquisition Sub its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal, or shall have resolved to take any of the foregoing actions or (ii) the Company enters into an agreement regarding an Acquisition Proposal;

     (d) there shall have occurred and be continuing a breach of one or more representations or warranties of the Company set forth in the Merger Agreement which for purposes of this paragraph (d) shall be read without giving any effect to any Company Material Adverse Effect or other materiality qualifiers contained in any such representation and warranty and which, either individually or in the aggregate, have resulted or could reasonably be expected to result in a Company Material Adverse Effect, and the Company shall have executed and delivered to Purchaser and Acquisition Sub a certificate, dated the date of consummation of the Offer, executed by the Company's Secretary that no such breach has occurred;

     (e) the Company shall have and be continuing to have failed to perform or comply with: the Acquisition Proposals Section in any respect in connection with the non-solicitation agreements and covenants contained therein and in any material respect in connection with any of the other agreements and covenants contained therein; or one or more obligations, covenants or agreements set forth in this Agreement to be performed or complied with by it under the Merger Agreement prior to the consummation of the Offer which, either individually or in the aggregate, have resulted in or could reasonably be expected to result in a Company Material Adverse Effect, and the Company shall have executed and delivered to Purchaser and Acquisition Sub a certificate, dated the date of consummation of the Offer, executed by the Company's Secretary that no such breach has occurred;

     (f) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index or similar "circuit breaker" process), (ii) a declaration of a banking moratorium or any general suspension of payments in respect of or operations by banks in the United States, whether as a result of their failure to be Year 2000 Compliant or otherwise, (iii) any material limitation (whether or not mandatory) by any Governmental Entity on, or other similar event that materially adversely affects, the extension of credit in the United States by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which materially adversely affects the extension of credit in the United States by banks or other lending institutions, or (v) from the date of the Merger Agreement through the date of termination or expiration, a decline of at least 25% in either the Dow Jones Industrial Average or the Standard & Poor's 500 Index;

     (g) there shall have occurred and be continuing a Company Material Adverse Effect with respect to the Company;

     (h) the aggregate outstanding Indebtedness of the Company and its subsidiaries and the aggregate Liquidation Preference payable upon the Company Series A Stock and the Company Series B Stock under Section 6.7 of the Merger Agreement shall exceed $48 million (the "Indebtedness Condition");

     (i) the aggregate Transaction Fees (as defined in the Merger Agreement) shall exceed $3,300,000;

which, in the judgment of Purchaser or Acquisition Sub with respect to each and every matter referred to above and regardless of the circumstances (including any action or inaction by Acquisition Sub or any of its affiliates not inconsistent with the terms hereof) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares.

   If the Merger Agreement is terminated by Purchaser or Acquisition Sub or by the Company in accordance with its terms, Acquisition Sub shall, and Purchaser shall cause Acquisition Sub to, terminate promptly the Offer.

   The foregoing conditions are for the benefit of Purchaser and Acquisition Sub and may, subject to the terms and conditions of the Merger Agreement, be waived by Purchaser and Acquisition Sub in whole or in part at any time and from time to time in their sole discretion; provided, however, that the Minimum Condition must be satisfied prior to acceptance of any Shares for purchase pursuant to the Offer. The failure by Purchaser or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Notwithstanding the fact that Acquisition Sub reserves the right to assert the occurrence or non-occurrence of an Offer Condition following acceptance for payment but prior to payment in order to delay or cancel its obligation to pay for properly tendered Shares, Acquisition Sub shall either promptly pay for such Shares or promptly return such Shares.

15. DIVIDENDS AND DISTRIBUTIONS.

   If, on or after November 24, 1999, the Company should split, combine or otherwise change the Shares or its capitalization, or shall disclose that it has taken any such action, then Acquisition Sub, in its discretion, may, among other things, without prejudice to Purchaser's and Acquisition Sub's other rights under the Merger Agreement, make such adjustments in the Offer Price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change.

   If, on or after November 24, 1999, the Company should declare or pay any cash or stock dividend or other distribution on or issue any rights with respect to the Shares, payable or distributable to stockholders of record on a date occurring on or after November 24, 1999 and prior to the transfer to the name of Acquisition Sub or its nominees or transferees on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's and Acquisition Sub's other rights under the Merger Agreement, (i) the price payable by Acquisition Sub pursuant to the Offer will be reduced by the amount of any such cash dividend or distribution and (ii) the whole of any non-cash dividend or distribution (including additional Shares or rights as aforesaid) received by a tendering stockholder shall be required to be promptly remitted and transferred by the tendering stockholder to the Depositary for the account of Acquisition Sub, accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, Acquisition Sub will be, subject to applicable law, entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Acquisition Sub in its sole discretion.

16. CERTAIN LEGAL MATTERS.

   General. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to the Company, Purchaser and Acquisition Sub are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by Acquisition Sub pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Acquisition Sub pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company's or Purchaser's business or that certain parts of the Company's or Purchaser's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause Acquisition Sub to elect to terminate the Offer without the purchase of the Shares thereunder. Acquisition Sub's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14.

   Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Justice Department (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Acquisition Sub is subject to these requirements. See Section 2 of this Offer to Purchase as to the effect of the HSR Act on the timing of Acquisition Sub's obligation to accept Shares for payment.

   Purchaser intends, on or as soon as reasonably practicable following the date hereof, to file with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchases may not be made until the expiration of a 15-calendar day waiting period following the filing by Purchaser. Pursuant to the HSR Act, Purchaser intends to request early termination of the waiting period applicable to the Offer. There can be no assurances given, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Purchaser, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Purchaser with such request. Thereafter, the waiting period could be extended only by agreement or by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with unless the waiting period is sooner terminated by the FTC or the Antitrust Division. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, except by agreement or by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request from the Antitrust Division or the FTC for additional information or documentary material made to the Company will extend the waiting period.

   The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Acquisition Sub pursuant to the Offer. At any time before or after Acquisition Sub's purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking divestiture of Shares acquired by Acquisition Sub or the divestiture of substantial assets of Purchaser, the Company or any of their respective subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 14 of this Offer to Purchase for certain conditions to the Offer that could become applicable in the event of such a challenge.

   State Takeover Laws. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In Edgar
v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of "Control Shares" (ones representing ownership in excess of certain voting power thresholds, e.g. 20%, 33 1/3% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders.

   A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In Edgar v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of "Control Shares" (ones representing ownership in excess of certain voting power thresholds e.g. 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders.

   Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company's Board of Directors and a disinterested Committee of the Board of Directors have approved the Merger Agreement and Acquisition Sub's acquisition of Shares pursuant to the Offer and, therefore, Section 203 of the DGCL is inapplicable to the Offer and the Merger.

   If it is asserted that one or more state takeover laws applies to the Offer or the Merger and it is not determined by an appropriate court that such act or acts do not apply or are invalid as applied to the Offer or the Merger, Acquisition Sub might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Acquisition Sub might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In such case, Acquisition Sub may not be obligated to accept for payment any Shares tendered. See Section 14.

17. FEES AND EXPENSES.

   The Purchaser has also retained Morrow & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services and Acquisition Sub will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

   Acquisition Sub will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Acquisition Sub for customary mailing and handling expenses incurred by them in forwarding material to their customers.

18. MISCELLANEOUS.

   The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Acquisition Sub may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

   Neither the Purchaser nor Acquisition Sub is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

   The Purchaser and Acquisition Sub have filed with the SEC a Statement on Schedule l4D-1 pursuant to Rule l4d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. and the AmEx in the manner set forth in Section 8.

   No person has been authorized to give any information or make any representation on behalf of Purchaser or Acquisition Sub not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                          Shade Acquisition, Inc.

December 2, 1999

                                                                      SCHEDULE A

          INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
                        OF PURCHASER AND ACQUISITION SUB

   The following tables set forth the name, business address, present principal occupation and material positions held within the past five years of each director and executive officer of Purchaser and Acquisition Sub. Each person listed below is a citizen of the United States of America.

                         PURCHASER AND ACQUISITION SUB

                                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
 NAME AND BUSINESS ADDRESS             MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
 -------------------------             --------------------------------------------------
 Richard R. Kracum................  Chairman of the Board of Directors of Purchaser since
 Wind Point Partners                August 1999 and of Acquisition Sub since November 1999.
 676 N. Michigan Avenue, Suite      Managing Director of Wind Point Partners, a private
 3300                               equity fund headquartered in Chicago, Illinois ("Wind
 Chicago, IL 60611                  Point") since 1986. A founder of Wind Point Partners
                                    III, L.P., a $215 million private equity fund in 1997
                                    and a founder of Wind Point Partners IV, L.P., a
                                    private equity fund with approximately $290 million in
                                    committed capital.

 B. Joseph Messner................  President and Chief Executive Officer of Purchaser
 Worldwide Sports & Recreation      since August 1999 and of Acquisition Sub since November
 9200 Cody                          1999. From 1996 to 1997, Mr. Messner was the CEO of
 Overland Park, KS 66214            First Alert, a publicly held manufacturer of smoke
                                    alarms. Prior to this position, Mr. Messner was
                                    President of Bushnell, a division of Bausch & Lomb from
                                    1989 to 1995.

 Norman Singer....................  Director of Purchaser since August 1999 and of
 460 S. Marion Street               Acquisition Sub since November 1999. Mr. Singer served
 #1504C                             as Chairman of the Board of Directors of Purchaser from
 Denver, CO 80209                   1997 to 1999. He is also a licensed attorney and in his
                                    capacity as a Director also represents the remaining
                                    minority interests of a predecessor of Purchaser.

 Salam Chaudhary..................  Secretary of Acquisition Sub since November 1999. Mr.
 Worldwide Sports and Recreation,   Chaudhary joined Wind Point as an Associate in 1997 and
 Inc.                               is currently a Vice-President. Prior to working at Wind
 c/o Wind Point Partners            Point Partners, he was an analyst at First of Michigan
 One Towne Square, Suite 780        Corporation, an investment bank, from 1996 to 1997 and
 Southfield, MI 48076               the head analyst at Health Care REIT, a publicly traded
                                    real estate investment trust, from 1995 to 1996.

   Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each stockholder of the Company or his broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                               The Depositary is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

         By Hand:                  By Mail:          By Overnight Delivery:
   First Chicago Trust       First Chicago Trust      First Chicago Trust
   Company of New York       Company of New York      Company of New York
   Attention: Corporate      Attention: Corporate     Attention: Corporate
         Actions                   Actions                  Actions
 c/o Securities Transfer          Suite 4660               Suite 4660
  and Reporting Services        P.O. Box 2565      525 Washington Boulevard,
           Inc.             Jersey City, NJ 07303-   Jersey City, NJ 07310
   100 William Street--              2565
         Galleria
    New York, NY 10038

          By Facsimile Transmissions (for Eligible Institutions only):
                                 (201) 324-3402
                                       or
                                 (201) 324-3403

                Confirm Receipt of Facsimile by Telephone Only:
                                 (201) 222-4707



                                For Information:
                                 (800) 251-4215

   Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                               MORROW & CO., INC.

                           445 Park Avenue, 5th Floor
                               New York, NY 10022
                          Call Collect (212) 754-8000
                     Banks and Brokerage Firms Please Call:
                                 (800) 662-5200

                    Shareholders Please Call: (800) 566-9061

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